EXHIBIT 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE December 4, 2007

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EXPANSION

BUCHANAN, VIRGINIA. December 4, 2007 — Buchanan-based Botetourt Bankshares, Inc. announced today its contract with Planters Bank and Trust Company of Virginia to purchase a bank building formerly occupied by Planters Bank at 9 Lloyd Tolley Road in Natural Bridge Station, Virginia. The intended purpose of the site acquisition is for the future location of a full-service branch facility. The Company has made regulatory application with the Bureau of Financial Institutions and the Federal Deposit Insurance Corporation. The anticipated opening date is first quarter 2008 and will mark the bank’s tenth retail office across four contiguous counties.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “Bank of Botetourt is pleased to announce our plans for branch expansion to Natural Bridge, Virginia on the heels of our formal November 30th grand opening celebration at LakeWatch in Franklin County near Smith Mountain Lake. Expanding our footprint into southern Rockbridge County further supports our bank’s mission of taking care of our customers and over 900 local shareholders. “

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates nine full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.